                                                                    Exhibit 12.0
                       Dime Bancorp, Inc. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                For the Year Ended December 31,
                                                              2000             1999            1998           1997          1996
                                                            ---------        ---------       ---------      ---------     ----------
Excluding Interest on Deposits
------------------------------
Earnings:
  Income before income taxes and
    extraordinary items                                     $ 237,007        $ 386,452       $ 354,622      $ 198,208     $ 154,240
  Fixed charges:
    Interest expense on borrowed funds                        538,222          358,607         347,825        340,394       358,187
    Portion of rent expense deemed
      representative of the interest factor (1)                11,362           15,579          13,078          7,903         5,906
                                                           ----------        ---------       ---------      ---------     ---------
        Total fixed charges                                   549,584          374,186         360,903        348,297       364,093
                                                           ----------        ---------       ---------      ---------     ---------
Total earnings                                              $ 786,591        $ 760,638       $ 715,525      $ 546,505     $ 518,333
                                                           ----------        ---------       ---------      ---------     ---------
Ratio of earnings to fixed charges                              1.43x            2.03x           1.98x          1.57x         1.42x

Including Interest on Deposits
------------------------------
Earnings:
  Income before income taxes and
    extraordinary items                                     $ 237,007        $ 386,452       $ 354,622      $ 198,208     $ 154,240
  Fixed charges:
    Interest expense on borrowed funds                        538,222          358,607         347,825        340,394       358,187
    Interest expense on deposits                              540,072          482,006         545,827        559,359       531,216
    Portion of rent expense deemed
      representative of the interest factor (1)                11,362           15,579          13,078          7,903         5,906
                                                           ----------        ---------       ---------      ---------     ---------
        Total fixed charges                                 1,089,656          856,192         906,730        907,656       895,309
                                                           ----------        ---------       ---------      ---------     ---------
Total earnings                                             $1,326,663       $1,242,644      $1,261,352     $1,105,864    $1,049,549
                                                           ----------        ---------       ---------      ---------     ---------
Ratio of earnings to fixed charges                              1.22x            1.45x           1.39x          1.22x         1.17x
-----------
(1)  Represents one-third of total rent expense
